EXHIBIT 10.16

                                 PROMISSORY NOTE

$250,000                                                   Stamford, Connecticut
                                                            as of March 19, 2001

         FOR VALUE RECEIVED, ESS.COM, L.L.C., a Florida limited liability corporation  with a place of  business  at 300 West  Pratt  Street,  Suite  425,
Baltimore,  MD 21201  ("Maker"),  promises  to pay to the order of
VOICENET,  INC., a Delaware corporation having a place of business at 400
5th Avenue, Waltham,  Massachusetts  ("Payee")  or other holder of this Note at such  address or at such other place as Payee may from time to time designate  in  writing,  the  principal  sum of TWO  HUNDRED  FIFTY  THOUSAND
($250,000)  DOLLARS,  together with interest at the rate of six and one-half percent (6 1/2%) per annum (the "Base Rate")  payable on the  maturity  date of this Note..

         Letter of Intent. This Note is issued pursuant to the terms of a
Letter of Intent of even date among the Maker,  Payee,  Finger Lakes  Technology
Corp.  and the  Shareholders  of  Finger  Lakes  Technology  Corp.  ("Letter  of
Intent").

         Maturity Date. On the date which is ninety days after expiration or  termination  of the Letter of Intent in the event the Closing (as defined in the Letter of Intent and used herein with such defined  meaning)  does not occur for any reason, the entire unpaid principal balance of this Note,  together with any accrued and unpaid interest hereon and any other sums owing hereunder, shall become due and payable in full,  without notice or demand.  The maturity of this
Note is subject to acceleration as set forth below.

         Application of Payments. All payments hereon shall be applied to expenses as  provided  herein,  interest  and  principal  in such order as Payee shall, in its discretion,  determine.  Said sums shall be payable  together with all lawful taxes and assessments levied thereon,  or upon this Note, or upon the
Payee with respect to the same, and together with all costs and expenses related to collecting  this Note and together with all costs and expenses of foreclosing or  protecting  or  sustaining  the lien of any  security  which may be given to secure the payment of this Note, and/or in any litigation or controversy arising from or  connected  with this Note  and/or any  collateral  securing  this Note, including without limitation  reasonable attorneys' fees. Said obligation to pay the  reasonable  attorneys'  fees of the Payee in  connection  with  protecting, enforcing or realizing of the rights and remedies  above  described  shall exist whether or not proceedings are instituted or court  appearance is made on behalf of the Payee.

         Pledge.  The payment of this Note is secured,  inter alia,  by a certain Pledge and Security  Agreement from each of the  shareholders  of Finger
Lakes  Technology  Corp.  and each of the members of Maker to Payee of even date herewith  (the  "Pledge and Security  Agreement":  each of the  shareholders  of
Finger  Lakes  Technology  Corp.  and each of the members of the Maker is herein sometimes referred to as a "Third Party") .

         Guaranty.  Additionally,  payment  of this  Note  is  guaranteed pursuant to a Guaranty Agreement of even date herewith executed and delivered by each Third Party to the Payee

         ("Guaranty  Agreement").  This Note, the Pledge and Security  Agreement
and the Guaranty Agreement are herein collectively called the Loan Documents.

         Default.  If any payment specified herein shall not be paid when the same  shall  become  due,  at the  option of Payee,  (i) the  interest  rate accruing hereunder shall, from such default,  be increased by six (6) percentage points per annum above the Base Rate then accruing  hereunder  immediately prior to such default (the "Default  Rate").  Maker and Payee hereby agree that any default in any payments of principal or interest hereunder results in, inter alia,  additional  administrative  costs,  and credit costs to Payee.  Maker and
Payee further agree that such Default Rate  approximates the interest rate Payee might charge to borrowers  with  sub-standard  credit.  In the event the Default
Rate exceeds the maximum rate of interest allowed by applicable law, the Default
Rate shall be reduced so as to equal the  maximum  rate of  interest  allowed by applicable law.

         Successors  and Assigns.  This Note shall bind the Maker and the
Maker's  successors and assigns and all endorsers  hereto and shall inure to the benefit  of Payee  and/or  any  subsequent  holder  of this  Note  and/or  their respective successors and assigns.

         Partial  Invalidity.  In the  event  that any one or more of the provisions  of this Note shall for any reason be held to be invalid,  illegal or unenforceable,  in whole or in part, or in any respect, or in the event that any one or more of the provisions of this Note shall operate, or would prospectively operate,  to invalidate  this Note,  then, and in such event,  such provision or provisions  only  shall be deemed to be null and void and of no force nor effect and shall not  affect  any  other  provision  of this  Note,  and the  remaining provisions  of this Note shall remain in full force and effect,  shall be valid, legal and enforceable, and shall in no way be affected,  prejudiced or disturbed thereby.

         Representations.  The Maker represents and warrants that:

            a) this Note constitutes the legal, valid and binding obligations of the Maker, enforceable against the Maker in accordance with its terms, except as the  enforcement  hereof  may be  limited by  bankruptcy,  insolvency,  or other similar laws  affecting  the  enforcement  of  creditors'  rights  generally and subject to the applicability of general principles of equity;

            b) the  execution,  delivery  and  performance  by the Maker of this
Note,  does not and will not (i)  conflict  with or  constitute  a breach of, or default under,  or require any consent  under,  or result in the creation of any lien, charge or encumbrance upon the property or assets of the Maker pursuant to any other agreement or instrument (other than any pledge of or security interest granted in any collateral pursuant to any Loan Document) to which the Maker is a party or is bound or by which its properties  may be bound or affected;  or (ii)
violate any  provision of any law,  rule,  regulation,  order,  writ,  judgment,
injunction,   decree,   determination   or  award  presently  in  effect  having
applicability to the Maker;

            c) no  consent,  approval  or  authorization  of,  or  registration, declaration or filing with, any governmental authority or other person or entity is required as a condition to or in connection with the due and valid execution, delivery and performance by the Maker of this Note; and

            d)  there  are no  actions,  suits,  investigations  or  proceedings pending or  threatened  at law, in equity,  in  arbitration  or by or before any other  authority  involving  or  affecting:  (i) the Maker  that,  if  adversely determined,  are likely to have a material  adverse  effect on the  prospects or condition of the Maker; or (ii) any material part of the assets or properties of the Maker or any part of the collateral  for the payment of the Note.  There are currently no material  judgments  entered against the Maker and the Maker is not in default with respect to any  judgment,  writ,  injunction,  order,  decree or consent of any court or other  judicial  authority,  which  default is likely to have or has had a material  adverse  effect on the prospects or condition of the
Maker; and

         Events of  Default.  If any of the  following  events of default shall occur and be continuing:

            a) the Maker shall fail to pay the  principal  of, or  interest  on, this Note,  or any other  amount  payable  under this Note,  as and when due and payable;

            b) any  representation  or warranty made or deemed made by the Maker in this Note or by any Third Party in any Loan  Document to which it is a party, or in any certificate,  document,  opinion or other statement furnished under or in connection  with a Loan  Document,  shall prove to have been incorrect in any material respect on or after the date hereof;

            c) the Maker or any Third Party shall fail to perform or observe any term,  covenant or agreement  contained  in any Loan  Document on its part to be performed or observed;

            d) the Maker or any Third  Party  shall  fail to pay when due any of its  indebtedness  (including,  but not limited to,  indebtedness  for  borrowed money) or any  interest  or  premium  thereon  when due  (whether  by  scheduled maturity, acceleration, demand or otherwise);

            e) the Maker or any Third  Party:  (i) shall  generally  not,  or be unable to, or shall  admit in  writing  its  inability  to, pay its debts as its debts become due; (ii) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the  appointment of a custodian,  receiver or trustee for its or a substantial part of its assets; (iii) shall commence any proceeding  under any law relating to bankruptcy,  reorganization,  arrangement, readjustment of debt,  dissolution or liquidation;  (iv) shall have had any such petition filed, or any such proceeding shall have been commenced  against it, in which an  adjudication  is made or order for relief is entered or which  remains undismissed for a period of 30 days; (v) shall have had a receiver, custodian or trustee  appointed for all or a substantial part of its property;  or (vi) takes any action effectuating,  approving or consenting to any of the events described in clauses (i) through (v);

            f) the Maker or any  Third  Party  shall  die,  dissolve  or for any reason cease to be in existence or shall merge or  consolidate;  or if the Maker or any Third Party is a partnership,  limited  liability  partnership or limited liability company, any general partner, partner or member,  respectively,  shall die,  dissolve  or for any  reason  cease  to be in  existence  or cease to be a partner or member, as the case may be, or shall merge or consolidate;

            g) the Maker or any Third Party is involved  in a  proceeding  which may result in a forfeiture  of all or a  substantial  part of the Maker's or any
Third Party's assets or a material  judgment is entered against the Maker or any
Third Party; or

            h) any Loan  Document  granting a security  interest at any time and for any  reason  shall  cease to create a valid  and  perfected  first  priority security  interest in and to the  property  purported  to be subject to the Loan
Document or ceases to be in full force and effect or is declared  null and void, or the validity or enforceability of any Loan Document is contested by any party to the Loan Document,  or such signatory to the Loan Document  denies it has any further liability or obligation under the Loan Document;

THEN, the Payee may, by notice to the Maker, declare the unpaid principal amount of this Note,  accrued interest thereon and all other amounts payable under this
Note due and payable  whereupon  the same shall become and be forthwith  due and payable without presentment,  demand, protest or further notice of any kind, all of which are hereby expressly waived by the Maker,  provided that in the case of an event of default  described in clause (e) above,  the unpaid principal amount of this Note,  accrued  interest and other amounts payable under this Note shall be immediately due and payable without declaration.

         Expenses.  The Maker agrees to reimburse the Payee on demand for all costs, expenses and charges (including, without limitation, fees and charges of  counsel)  in  connection  with  the  modification  of  the  Loan  Documents, performance or enforcement of the Loan Documents,  or the defense or prosecution of any rights of the Payee pursuant to any Loan Documents.

         Joint and Several.  The obligations of the Maker and of each and every endorser, guarantor, and surety shall be joint and several.

         Section Headings. The section headings used in this Note are for convenience  only  and  shall  not be  deemed  to  affect  the  meanings  of the provisions hereof in any manner.

         Time of the Essence.  Time is of the essence for the performance by the Maker of any of Maker' obligations set forth in this Note.

         No Usury.  This Note is hereby  expressly  limited so that in no contingency or event  whatsoever,  whether by reason of acceleration of maturity of the  indebtedness  evidenced  hereby or  otherwise,  shall the amount paid or agreed to be paid to Payee for the use or the  forbearance  of the  indebtedness evidenced  hereby exceed the maximum  permissible  under applicable law. As used herein,  the term  "applicable  law" shall mean the law in effect as of the date hereof  provided,  however  that in the event there is a change in the law which results  in a higher  permissible  rate of  interest,  then this  Note  shall be governed  by such  new law as of its  effective  date.  In  this  regard,  it is expressly  agreed that it is the intent of the Maker and Payee in the execution, delivery and acceptance of this Note to contract in strict  compliance  with the laws of the State of Connecticut from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof at the time of performance of such provision shall be due, shall involve transcending the limit of such  validity  prescribed  by  applicable  law,  then the  obligation  to be fulfilled shall automatically be reduced to the limits of such validity,  and if under or from circumstances  whatsoever Payee should ever receive as interest an amount which

would  exceed the highest  lawful  rate,  such amount  which would be  excessive interest  shall be applied to the reduction of the principal  balance  evidenced hereby and not to the payment of interest.

         Business Days. Any payment under this Note which is stated to be due on a day other than a Business  Day shall be payable on the next  succeeding
Business Day.

         MAKER ACKNOWLEDGES THAT THIS NOTE EVIDENCES A COMMERCIAL TRANSACTION AS
THAT TERM IS DEFINED IN  CONNECTICUT  GENERAL  STATUTES  SECTION  52-278a(a) AND
PURSUANT TO CONNECTICUT  GENERAL STATUTES  SECTIONS  52-278b AND 52-278f,  MAKER
DOES HEREBY WAIVE ITS RIGHTS TO NOTICE AND HEARING  PRIOR TO THE ISSUANCE BY THE
PAYEE OF ANY  PREJUDGMENT  REMEDY,  AND MAKER  FURTHER  WAIVES ANY RIGHTS AS MAY
EXIST  UNDER  FEDERAL  LAW TO ANY NOTICE  AND/OR  HEARING  PRIOR TO THE  PAYEE'S
OBTAINING AND EXERCISING ANY PREJUDGMENT REMEDY.

         ADDITIONALLY,  MAKER AND PAYEE HEREBY EACH WAIVES THE RIGHT TO TRIAL BY
JURY  IN ANY  ACTION,  DEFENSE,  COUNTERCLAIM,  CROSSCLAIM  AND/OR  ANY  FORM OF
PROCEEDING  BROUGHT IN CONNECTION WITH THIS NOTE OR RELATING TO ANY INDEBTEDNESS
EVIDENCED HEREBY AND/OR ANY COLLATERAL NOW OR HEREAFTER SECURING THIS NOTE.

         THIS  NOTE  HAS BEEN  MADE,  EXECUTED  AND  DELIVERED  IN THE  STATE OF
CONNECTICUT AND SHALL BE CONSTRUED AND ENFORCED UNDER AND IN ACCORDANCE WITH THE
INTERNAL LAWS OF THE STATE OF CONNECTICUT (EXCLUDING CHOICE OF LAW RULES). MAKER
HEREBY CONSENTS AND SUBMIT ITSELF TO THE JURISDICTION OF THE COURTS OF THE STATE
OF CONNECTICUT WITH RESPECT TO ANY CONTROVERSY ARISING UNDER OR RELATING TO THIS
NOTE.

         The  Maker  hereby  expressly  waives  to the full  extent  and for the maximum  period  permitted by applicable  law, the right to plead any statute of limitations  or any similar  bar as a defense to any  demand,  claim or cause of action based upon or arising from such failure to pay any part of the  principal of this Note or any interest thereon, which waiver as to each such failure shall be separate  and distinct  from any such waivers or to each other such  failure.
The waivers of notice and hearing for prejudgment  remedies made herein are made by the Maker on behalf of the Maker and the Maker's  successors  and assigns and shall apply to any and all actions against such successors and assigns.

         The Maker hereby waives presentment, demand, protest, notice of protest or other  notice or notice of dishonor of any kind in any action to collect this
Note or relating to any collateral securing this Note.

                                 ESS.COM, L.L.C.

                                          By________________________________
                                            Douglas C. Brough
                                            Its President